Exhibit 99.7

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this twenty eighth day of May 2021, by and between FG Financial Group Holdings, LP, FG Financial Group Holdings, GP, LLC and FG Financial Group, Inc. (filed herewith).

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of FedNat Holding Company, a Delaware corporation, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Exchange Act. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each party to this Agreement acknowledges that it shall be responsible for the timely filing of such Filings, and for the completeness and accuracy of the information concerning itself or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other parties to this Agreement contained herein or therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FG Financial Group Holdings, LP

By:	FG Financial Group Holdings, GP, LLC, its general partner

/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Executive Officer

FG Financial Group Holdings, GP, LLC

/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Executive Officer

FG FINANCIAL GROUP, INC.

/s/ John S. Hill
Name:	John S. Hill
Title:	Executive Vice President, Chief Financial Officer and Secretary